SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported
November 14, 2007
Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)
Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655 (Commission File Number)	23-1714256 (IRS Employer Identification Number)

County Line Industrial Park Southampton, Pennsylvania (Address of principal executive offices)	18966 (Zip Code)
Registrant’s telephone number, including area code (215) 355-9100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
PNC Refinancing
     On July 31, 2007, Environmental Tectonics Corporation (the “Company”) completed a refinancing (the “Refinancing”) of its indebtedness with PNC Bank, National Association (“PNC”) in the aggregate amount of up to $15,000,000. In connection with the Refinancing, the Company entered into a Credit Agreement (the “Credit Agreement”) with PNC and executed a promissory note (the “Note”) in favor of PNC. The terms of the Credit Agreement and the Note are described in a Current Report on Form 8-K dated July 31, 2007 and filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2007.
     As a result of the Restatement (as disclosed below under Item 4.02(a)), the Company is not in compliance with Section 7(a) of the Credit Agreement which requires the Company’s financial statements as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 23, 2007 (the “Form 10-K”) to be true, complete and accurate in all material respects and to fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of operations of the Company for the periods set forth in the Form 10-K.
     The Company’s breach of the Credit Agreement results in an Event of Default under the Note. As a result of the Event of Default, PNC is not obligated to make further advances to the Company or issue any additional letters of credit under the Credit Agreement or the Note. Additionally, PNC has the right to demand immediate payment of all principal and interest due under the Note. As of November 19, 2007, $14.3 million had been utilized under the PNC Agreement, $7.8 million to support international letters of credit and $6.5 cash borrowings, should default be declared and repayment be demanded by PNC. Further, upon an Event of Default, PNC has the right to increase the annual interest rate on amounts borrowed under the Note to the default rate, as described in the Note. PNC also has the right to exercise any other remedies available to it. The Company is currently in discussions with PNC with respect to the Restatement and has asked PNC to provide a waiver with respect to any breaches to the Credit Agreement and other documents executed in connection with the Credit Agreement resulting from the Restatement.
     H. F. Lenfest, a member of the Company’s Board of Directors and a significant shareholder of the Company, has guaranteed all of the Company’s obligations to PNC under the Credit Agreement.
     Additionally, as a result of the Restatement, the Company will not have been in compliance as of February 23, 2007 with the Consolidated Tangible Net Worth covenant contained in Exhibit A of the Letter Agreement dated as of November 16, 2006 between ETC and PNC, the bank agreement which was in effect at that time. The Company has requested a waiver from PNC with respect to this covenant violation.

Lenfest Subordinated Credit Agreement
     On February 18, 2003, the Company entered into a Convertible Note and Warrant Purchase Agreement (the “Subordinated Credit Agreement”) with Mr. Lenfest pursuant to which Mr. Lenfest provided to the Company subordinated convertible debt financing in the principal amount of $10,000,000. In connection with the Subordinated Credit Agreement, the Company executed a senior subordinated convertible note (the “Subordinated Note”) in favor of Mr. Lenfest. The terms of the Subordinated Credit Agreement and the Subordinated Note are described in a Current Report on Form 8-K dated February 25, 2003 and filed with the SEC on February 25, 2003.
     As a result of the Restatement (as disclosed below under Item 4.02(a)), an Event of Default has occurred under Section 8.1(d) of the Subordinated Credit Agreement (the “Subordinated Event of Default”). Section 8.1(d) of the Subordinated Credit Agreement provides that an Event of Default will be deemed to have occurred when any representation or warranty made by the Company in certain financial statements furnished by the Company to Lenfest shall prove to have been false or misleading in any material respect as of the time made or furnished.
     The Company has requested and Mr. Lenfest has agreed to waive the Subordinated Event of Default. Except as specified, the waiver does not constitute a modification or alteration of any other terms or conditions in the Subordinated Note, or a release of any of the lender’s rights or remedies, all of which are reserved, nor does it release us or any guarantor from any duties, obligations, covenants or agreements including the consequences of any Event of Default, except as specified.
Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On November 14, 2007, the Audit Committee of the Board of Directors of the Company, in consultation with management, determined that the Company will need to restate (the “Restatement”) its previously issued consolidated financial statements for prior periods, including the periods ended November 24, 2006 and February 23, 2007, due to errors in accounting with respect to accounts receivable related to the carrying value of a claims receivable booked in connection with a contract with the Department of the Navy (the “Government”) for a submarine decompression chamber project. As a result of the tentative settlement agreement reached with the Government, during the first fiscal quarter of fiscal 2008 the Company recorded a pre-tax charge which included the value of the Navy contract claim receivable of $3.1 million. It has now been determined that this claim receivable was impaired in value in prior periods, including the periods ended November 24, 2006 and February 23, 2007 and that reserves of all or a substantial portion of the value of the recorded claim receivable should have been established. The Company is in the process of determining if these errors in accounting affected additional periods prior to the fiscal quarter ended November 24, 2006, including for the fiscal years ended February 28, 2003, February 27, 2004, February 25, 2005 and February 24, 2006. As a result, the Company’s financial reports as filed with the SEC for these periods should not be relied upon until the Company completes this process. This claim receivable was first recorded beginning in the first fiscal quarter of fiscal 2002. It is not expected that this restatement will have any impact on the Company’s net equity position as of the most current fiscal period end, namely fiscal second quarter 2008 which ended August 24, 2007.
     The Audit Committee in consultation with management has also determined that disclosure concerning the contract dispute with the Government as included in the Quarterly Report on Form 10-Q for the period ended November 24, 2006 and the Annual Report on Form 10-K for the period ended February 23, 2007, should have disclosed the possibility of a loss contingency with respect to pending or threatened litigation or claims, as defined in Statement of Financial Accounting Standards No.5, Accounting for Contingencies. In November 2006, the Government’s trial attorney expressed an intent to seek authorization to assert counterclaims against the Company in the absence of a settlement. Such counterclaims, if filed and proved, could have led to a substantial judgment against the Company. In November 2006 management was aware of these potential counterclaims; however, the Audit Committee of the Board of Directors and the independent registered public accounting firm were not aware of them.
     On November 20, 2007, the Company issued a press release disclosing the Restatement. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
     As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended February 23, 2007, in May 2003, the Company filed a certified claim with the Government seeking costs totaling in excess of $5.0 million in connection with a contract for submarine rescue decompression chambers. As of February 23, 2007, the Company had recorded $3.0 million in claims receivable for this claim. The Company also previously disclosed, in a Current Report on Form 8-K dated June 28, 2007, that on June 14, 2007, the Government had amended its Answer to the Company’s claim to add counterclaims. On June 27, 2007, the Company and the Government filed a Joint Motion to Dismiss with prejudice all of the Company’s claims against the Government in connection with this contract. The Joint Motion to Dismiss was granted on June 28, 2007.
     In June 2007, the Company reached a tentative settlement, subject to necessary governmental approvals, regarding the Government’s counterclaims, whereby the Company agreed to pay to the Government $3.3 million and transfer the submarine rescue decompression chambers to the Government, at which time the Company would have no further obligations or claims under this contract. In September 2007, at the Government’s request, the Company agreed to increase the amount to be paid to the Government from $3.3 to $3.55 million. In October 2007, the Company transferred the submarine decompression chambers to the Government. The tentative settlement is now under review by the Government. It is not known at this time how long the approval process will take and there can be no assurance that the settlement will be finalized or approved. In the event that the settlement is not approved, the litigation regarding the Government’s counterclaims will continue.
     In connection with the settlement agreement, the Company recorded a net pre-tax charge of $5.9 million in the first quarter of fiscal 2008, comprised of $6.4 million of claims costs partially offset by $.5 million of previously reserved contract revenue. An additional $250,000 charge was recorded in the second quarter of fiscal 2008 following the Company’s agreement to increase the settlement payment to the Government from $3.3 million to $3.55 million.

     The Company’s Audit Committee has discussed the matters disclosed in this Item 4.02 with Grant Thornton LLP, the Company’s independent registered public accounting firm.
     The Company expects that the adjustments referred to in this Item 4.02 will not materially affect the Company’s current cash position or financial condition.
     The impact of these matters on the Company’s internal control over reporting and disclosure controls and procedures is being evaluated by the Company.
     The Company plans to work diligently to complete any amendments as quickly as possible but at this time cannot predict when all changes will be complete.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION Registrant
Date: November 20, 2007	By	/s/ Duane D. Deaner
Duane D. Deaner
Chief Financial Officer

Exhibit Index

Exhibit 99.1	Press Release, dated November 20, 2007